Exhibit 99.1
FOR IMMEDIATE RELEASE
Tuesday, November 1, 2011
4:00 P.M. CDT
A. H. Belo Corporation Announces
Third Quarter 2011 Financial Results and Dividend
     DALLAS — A. H. Belo Corporation (NYSE: AHC) today announced a net loss of $0.1 million, or $0.01 per share, for the third quarter of 2011 compared to net income of $4.6 million, or $0.20 per share, in the third quarter of 2010.
     Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $9.2 million in the third quarter of 2011, a decrease of $5.0 million compared to the third quarter of 2010. When pension and impairment expense is added back to EBITDA (“Adjusted EBITDA”) in both periods, Adjusted EBITDA in the third quarter was $10.8 million, a decrease of $5.9 million compared to the prior year period.
     The third quarter 2011 net loss, EBITDA and Adjusted EBITDA figures include $1.2 million of severance and related expenses.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Third quarter total revenue decreased 7.7 percent compared to 2010. Inconsistent advertising trends persisted throughout the quarter. We’ve taken additional steps to align expenses with lower revenue expectations for the remainder of the year and 2012. We anticipate full-year 2011 Adjusted EBITDA of approximately $45 million, which assumes no gains from real estate dispositions.”
     As of September 30, 2011, the Company had approximately $46 million of cash and cash equivalents, had no borrowings outstanding under its bank credit facility, and remained in compliance with bank covenants.
Dividend
     The Company also announced today that the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on December 2, 2011 to
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Third Quarter 2011 Financial Results and Dividend
November 1, 2011
Page Two
shareholders of record at the close of business on November 10, 2011.
Third Quarter Results
     Total revenue was $110.0 million in the third quarter of 2011, a decrease of 7.7 percent compared to the prior year period.
     Advertising revenue, including print and digital revenues, decreased 12.3 percent, with the smallest percentage decrease at The Providence Journal followed by The Dallas Morning News and The Press-Enterprise. Display advertising revenue decreased 24.5 percent to $21.4 million, and preprint revenue decreased 6.7 percent to $20.5 million. Classified revenue decreased 4.5 percent to $14.7 million. Digital revenue was $8.6 million, a decrease of 0.5 percent. Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenue figures above, decreased 9.1 percent compared to the third quarter of 2010.
     Circulation revenue decreased 0.5 percent to $34.7 million as a 1.4 percent rate-driven increase at The Dallas Morning News was offset by decreases at The Press-Enterprise and The Providence Journal. Printing and distribution revenue increased 2.0 percent to $10.0 million.
     Total consolidated operating expense in the third quarter was $110.3 million. Excluding the effect of pension expense in both periods, operating expense in the third quarter was $108.7 million, a 4.6 percent decrease compared to the prior year period.
     The Company’s newsprint expense in the third quarter was $10.3 million, an increase of 1.3 percent compared to the prior year period. Newsprint consumption dropped 7.0 percent to 16,000 metric tons. Newsprint cost per metric ton increased 8.9 percent. The average purchase price per metric ton for newsprint increased 8.7 percent.
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Third Quarter 2011 Financial Results and Dividend
November 1, 2011
Page Three
     Corporate and non-operating unit expenses in the third quarter, net of costs allocated to operating units, were $5.5 million, a decrease of 22.0 percent compared to the prior year period due to lower salaries, wages and benefits.
     Capital expenditures totaled $3.0 million in the third quarter. The Company anticipates full-year 2011 capital expenditures in the $9 to $10 million range.
     As of September 30, 2011, A. H. Belo had approximately 2,200 full-time equivalent employees, a decrease of 10.8 percent compared to the prior year period.
Non-GAAP Financial Measures
     Reconciliations of net loss and net income to EBITDA and Adjusted EBITDA are included as exhibits to this release.
Financial Results Conference Call
     A. H. Belo will conduct a conference call on Wednesday, November 2 at 2:00 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-553-5260 (USA) or 612-332-0630 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 4:00 p.m. CDT on November 2 until 11:59 p.m. CDT on November 9, 2011. The access code for the replay is 219814.
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Third Quarter 2011 Financial Results and Dividend
November 1, 2011
Page Four
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions,
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Third Quarter 2011 Financial Results and Dividend
November 1, 2011
Page Five
dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts (unaudited)	2011	2010	2011	2010
Net Operating Revenues
Advertising	$65,229	$74,388	$203,034	$223,578
Circulation	34,749	34,927	104,699	105,970
Printing and distribution	10,012	9,817	28,918	26,914

Total net operating revenues	109,990	119,132	336,651	356,462

Operating Costs and Expenses
Salaries, wages and employee benefits	44,958	49,322	143,552	162,394
Other production, distribution and operating costs	41,996	43,280	130,875	136,341
Newsprint, ink and other supplies	14,618	13,280	44,192	36,994
Depreciation	7,386	7,496	23,225	25,101
Amortization	1,310	1,310	3,930	3,930
Asset impairments	—	857	—	862
Pension plan withdrawal	—	—	1,988	—

Total operating costs and expenses	110,268	115,545	347,762	365,622

(Loss) income from operations	(278)	3,587	(11,111)	(9,160)

Other Income (Expense), Net
Interest expense	(132)	(199)	(510)	(605)
Other income, net	764	1,805	2,475	7,798

Total other income (expense), net	632	1,606	1,965	7,193

Earnings
Income (loss) before income taxes	354	5,193	(9,146)	(1,967)
Income tax expense	489	621	4,538	2,760

Net (loss) income	$(135)	$4,572	$(13,684)	$(4,727)

Net (loss) income per share:
Basic	$(0.01)	$0.21	$(0.64)	$(0.23)
Diluted	$(0.01)	$0.20	$(0.64)	$(0.23)

Weighted average shares outstanding:
Basic	21,534	22,127	21,477	20,935
Diluted	21,534	22,391	21,477	20,935

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2011	2010
Assets
Current assets
Cash and cash equivalents	$45,687	$86,291
Accounts receivable, net	40,107	56,793
Other current assets	23,171	29,875

Total current assets	108,965	172,959

Property, plant and equipment, net	163,466	176,676
Intangible assets, net	42,841	46,771
Other assets	24,728	23,643

Total assets	$340,000	$420,049

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,883	$29,159
Pension liabilities	—	54,833
Accrued expenses	30,433	27,448
Advance subscription payments	23,952	23,057

Total current liabilities	67,268	134,497

Pension liabilities	80,796	77,513
Other liabilities	6,921	8,166
Total shareholders’ equity	185,015	199,873

Total liabilities and shareholders’ equity	$340,000	$420,049

A. H. Belo Corporation
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands (unaudited)	2011	2010	2011	2010
AS REPORTED
Net (loss) income	$(135)	$4,572	$(13,684)	$(4,727)
Addback:
Depreciation and amortization	8,696	8,806	27,155	29,031
Interest expense	132	199	510	605
Income tax expense	489	621	4,538	2,760

EBITDA (1)	9,182	14,198	18,519	27,669

Addback:
Pension expense	1,598	1,578	6,912	12,407
Impairments	—	857	—	862

Adjusted EBITDA (1)	$10,780	$16,633	$25,431	$40,938

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net (loss) income. Adjusted EBITDA is calculated by adding pension expense and impairment expense recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.